Exhibit 4.2

Nuvei Corporation

Consolidated Financial Statements

Years ended December 31, 2020 and 2019

(in thousands of US dollars)

Independent auditor’s report

To the Shareholders of Nuvei Corporation

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Nuvei Corporation and its subsidiaries (together, the Company) as at December 31, 2020 and 2019, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

What we have audited

The Company’s consolidated financial statements comprise:

•	the consolidated statements of financial position as at December 31, 2020 and 2019;

•	the consolidated statements of profit or loss and comprehensive loss for the years then ended;

•	the consolidated statements of cash flows for the years then ended;

•	the consolidated statements of changes in equity for the years then ended; and

•	the notes to consolidated financial statements, which include significant accounting policies and other explanatory information.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1

T: +1 514 205 5000, F: +1 514 876 1502

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the year ended December 31, 2020. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matter	How our audit addressed the key audit matter

Valuation of intangible assets acquired in the Smart2Pay Technology & Services B.V. (Smart2Pay) business combination	Our approach to address the matter included the following procedures, among others:

Refer to note 2 – Basis of preparation and note 4 – Business acquisitions to the consolidated financial statements.

On November 2, 2020, the Company acquired Smart2Pay for a total cash consideration of $81.9 million, subject to closing adjustments, and 6,711,923 Subordinate Voting Shares issued from the Company’s treasury at a fair value of $37.95 per share, which is based on the quoted price of the Subordinate Voting Shares on the Toronto Stock Exchange (TSX) on the closing date. The fair value of the intangible assets acquired included $103.5 million of partner and merchant relationships and $63.1 million of technologies. Management applied critical judgment in determining the fair value of the intangible assets.

To estimate the fair value of the intangible assets, management used the excess earnings method to value partner and merchant relationships and the royalty relief method to value technologies using discounted cash flow models. Management developed significant assumptions related to revenue and gross margin forecasts, partner and merchant attrition rates, royalty rates and discount rates.

• Tested how management estimated the fair value of the intangible assets, which included the following:

–   Read the purchase agreement.

–   Evaluated the appropriateness of management’s excess earnings and royalty relief methods and discounted cash flow models and tested the mathematical accuracy thereof.

–   Tested the underlying data used by management in the discounted cash flow models.

–   Evaluated the reasonableness of assumptions developed by management related to revenue and gross margin forecasts and attrition rates by considering the past performance of Smart2Pay and similar prior acquisitions made by the Company.

–   Evaluated the reasonableness of assumptions used by management related to royalty rates by comparing to similar prior acquisitions made by the Company and industry data.

Key audit matter	How our audit addressed the key audit matter

We considered this a key audit matter due to the critical judgment applied by management in estimating the fair value of the intangible assets, including the development of assumptions. This, in turn, led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to the significant assumptions used by management. The audit effort involved the use of professionals with specialized skill and knowledge in the field of valuation.

Professionals with specialized skill and knowledge in the field of valuation assisted in evaluating the appropriateness of management’s excess earnings and royalty relief methods and discounted cash flow models, as well as certain assumptions such as discount rates.

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis, which we obtained prior to the date of this auditor’s report and the information, other than the consolidated financial statements and our auditor’s report thereon, included in the annual report, which is expected to be made available to us after that date.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. When we read the information, other than the consolidated financial statements and our auditor’s report thereon, included in the annual report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Michel Larouche.

/s/ PricewaterhouseCoopers LLP

Montréal, Quebec

March 9, 2021

Nuvei Corporation

Consolidated Statements of Financial Position

As at December 31, 2020 and 2019

(in thousands of US dollars)

	Note	2020 $	2019 $
Assets
Current assets
Cash	28	180,722	60,072
Trade and other receivables	5	32,055	32,765
Inventory	6	80	709
Prepaid expenses		4,727	2,268
Income taxes receivable	18	6,690	—
Current portion of advances to third parties	9	8,520	8,901
Current portion of contract assets		1,587	1,720

Total current assets before segregated funds		234,381	106,435
Segregated funds		443,394	200,612

Total current assets		677,775	307,047
Non-current assets
Advances to third parties	9	38,478	42,584
Property and equipment	7	16,537	15,272
Intangible assets	8	524,232	408,380
Goodwill	8	969,820	768,497
Contract assets		1,300	1,426
Processor deposits		13,898	12,478
Other non-current assets		1,944	3,088

Total Assets		2,243,984	1,558,772

Liabilities
Current liabilities
Trade and other payables	10	64,779	51,258
Income taxes payable	18	7,558	2,866
Current portion of loans and borrowings	12	2,527	2,874
Other current liabilities	11	7,132	9,875
Liability classified common shares	17	—	58,262
Liability classified preferred shares	17	—	39,967

Total current liabilities before due to merchants		81,996	165,102
Due to merchants		443,394	200,612

Total current liabilities		525,390	365,714
Non-current liabilities
Loans and borrowings	12	212,726	722,166
Deferred tax liabilities	18	46,320	12,976
Other non-current liabilities	11	1,659	4,875
Unsecured convertible debentures due to shareholders	14	—	109,022

Total Liabilities		786,095	1,214,753

Equity
Equity attributable to shareholders
Share capital	17	1,625,785	450,523
Contributed surplus		11,966	1,603
Deficit		(211,042)	(104,812)
Accumulated other comprehensive income (loss)		22,470	(10,385)

		1,449,179	336,929
Non-controlling interest		8,710	7,090

Total Equity		1,457,889	344,019

Total Liabilities and Equity		2,243,984	1,558,772

Contingencies	19

Approved by the Board of Directors

(signed) Philip Fayer	(signed) Michael Hanley

Chair of the Board	Chair of the Audit Committee

The accompanying notes are an integral part of these consolidated financial statements.

Nuvei Corporation

Consolidated Statements of Profit or Loss and Comprehensive Loss

For the years ended December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

	Note	2020 $	2019 $
Revenue	16	375,046	245,816
Cost of revenue	16	69,255	40,758

Gross profit		305,791	205,058
Selling, general and administrative expenses	16	241,690	193,770

Operating profit		64,101	11,288

Finance income	15	(5,427)	(5,188)
Finance costs	15	170,111	90,640

Net finance costs		164,684	85,452

Loss before income tax		(100,583)	(74,164)
Income tax expense (recovery)	18	3,087	(4,699)

Net loss		(103,670)	(69,465)
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss Foreign operations – foreign currency translation differences		32,855	(9,225)

Total comprehensive loss		(70,815)	(78,690)

Net income (loss) attributable to:
Common shareholders of the Company		(106,230)	(70,502)
Non-controlling interest		2,560	1,037

		(103,670)	(69,465)

Comprehensive income (loss) attributable to:
Common shareholders of the Company		(73,375)	(79,727)
Non-controlling interest		2,560	1,037

		(70,815)	(78,690)

Net loss per share	22
Net loss per share attributable to common shareholders of the Company (basic and diluted)		(1.08)	(1.15)
Weighted average number of common shares outstanding (basic and diluted)		98,681,060	61,483,675

The accompanying notes are an integral part of these consolidated financial statements.

Nuvei Corporation

Consolidated Statements of Cash Flows

For the years ended December 31, 2020 and 2019

(in thousands of US dollars)

	Note	2020 $	2019 $
Cash flows from (used in) operating activities
Net loss		(103,670)	(69,465)
Adjustments for:
Depreciation of property and equipment	7	5,121	3,682
Amortization of intangible assets	8	64,552	47,443
Amortization of contract assets		2,114	2,323
Share-based payments	24	10,407	994
Net finance costs	15	164,684	85,452
Impairment on disposal of a subsidiary	13	338	—
Write-down of inventory to net realizable value	6	513	134
Income tax expense (recovery)	18	3,087	(4,699)
Changes in non-cash working capital items	26	10,061	2,667
Interest paid		(43,788)	(43,197)
Net realized loss on foreign currency exchange		(5,937)	—
Income taxes paid		(14,223)	(2,629)

		93,259	22,705

Cash flows from (used in) investing activities
Business acquisitions, net of cash acquired	4	(67,537)	(780,196)
Decrease (increase) in other non-current assets		(1,683)	1,158
Proceeds from the sale of a subsidiary, net of cash	13	19,045	—
Sale of equity investments	21	—	28,600
Net decrease (increase) in advances to third parties	9	9,401	(14,531)
Acquisition of property and equipment	7	(3,395)	(1,825)
Acquisition of intangible assets	8	(14,448)	(8,595)

		(58,617)	(775,389)

Cash flows from (used in) financing activities
Transaction costs related to loans and borrowings	12	(3,380)	(28,833)
Repayment of unsecured convertible debentures due to shareholders	14	(93,384)	(100,500)
Issuance of Subordinate Voting Shares	17	758,447	—
Equity issuance fees	17	(42,966)	—
Issuance of common shares	17	150	187,295
Proceeds from loans and borrowings	12	110,000	629,509
Repayment of loans and borrowings	12	(642,786)	(157,496)
Payment of lease liabilities	12	(946)	(939)
Dividend paid to non controlling interest		(940)	(360)
Redemption of preferred shares	17	—	(2,299)
Issuance of preferred shares	17	—	81,240
Issuance of unsecured convertible debentures due to shareholders	14	—	199,000

		84,195	806,617

Effect of movements in exchange rates on cash		1,813	69

Net increase in cash		120,650	54,002
Cash – Beginning of year		60,072	6,070

Cash – End of year		180,722	60,072

The accompanying notes are an integral part of these consolidated financial statements.

Nuvei Corporation

Consolidated Statements of Changes in Equity

For the years ended December 31, 2020 and 2019

(in thousands of US dollars)

		Attributable to shareholders of the Company
	Note	Share capital $	Contributed surplus $	Deficit $	Accumulated other comprehensive income (loss) $	Non- controlling interest $	Total equity $
Balance as at December 31, 2018		168,203	609	(34,310)	(1,160)	—	133,342
Contributions and distributions
Share issuance	17	282,320	—	—	—	—	282,320
Equity-settled share-based payment	24	—	994	—	—	—	994
Business acquisition		—	—	—	—	6,413	6,413
Dividend paid to non-controlling interest		—	—	—	—	(360)	(360)
Net income (loss) and comprehensive income (loss)		—	—	(70,502)	(9,225)	1,037	(78,690)

Balance as at December 31, 2019		450,523	1,603	(104,812)	(10,385)	7,090	344,019

Contributions and distributions
Share issuance	17	920,525	(44)	—	—	—	920,481
Share redemption	17	(1)	—	—	—	—	(1)
Equity-settled share-based payment	24	—	10,407	—	—	—	10,407
Business acquisition		254,738	—	—	—	—	254,738
Dividend paid to non-controlling interest		—	—	—	—	(940)	(940)
Net income (loss) and comprehensive income (loss)		—	—	(106,230)	32,855	2,560	(70,815)

Balance as at December 31, 2020		1,625,785	11,966	(211,042)	22,470	8,710	1,457,889

The accompanying notes are an integral part of these consolidated financial statements.

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

1	Reporting entity and reorganization

Nuvei Corporation (“Nuvei” or the “Company”) is a global provider of payment technology solutions to merchants and partners in North America, Europe, Asia Pacific and Latin America and is domiciled in Canada with its registered office located at 1100 René-Lévesque Blvd, 9th floor, Montreal, Quebec, Canada. Nuvei is the ultimate parent of the group and was incorporated on September 1, 2017 under the Canada Business Corporations Act (“CBCA”) under the name 10390461 Canada Inc. and changed its name to Pivotal Development Corporation Inc. on September 21, 2017 and to Nuvei Corporation on November 27, 2018.

On September 21, 2017, through a series of transactions, Nuvei acquired 100% of Pivotal Holdings Ltd.

On September 22, 2020, the Company was amalgamated with its subsidiary Nuvei Holdings Corporation (“NHC”), previously known as Pivotal Holdings Corporation (“PHC”).

Also on September 22, 2020, the Company completed an initial public offering (“IPO”) and its shares began trading on the Toronto Stock Exchange (“TSX”) under the symbols “NVEI” and “NVEI.U”.

2	Basis of preparation

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements for the years ended December 31, 2020 and 2019 were authorized for issue by the Company’s Board of Directors on March 8, 2021.

Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for:

•	Advances to third parties (note 9), contingent considerations and put option liability (note 11), and investments, which are measured at fair value; and

•	Share-based compensation transactions, which are measured pursuant to IFRS 2, Share-based Payment (note 24).

Use of judgments and estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

(1)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Estimates, judgments and assumptions are reviewed on an ongoing basis and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to accounting estimates are recognized prospectively.

Judgments

Critical judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements include the following:

•	Revenue recognition (note 3):

The identification of revenue-generating contracts with customers, the identification of performance obligations, the determination of the transaction price and allocations between identified performance obligations, the use of appropriate revenue recognition method for each performance obligation and the measure of progress for performance obligations satisfied over time are the main aspects of the revenue recognition process, all of which require the exercise of judgment and use of assumptions. In addition, the Company has applied judgment in assessing the principal versus agent considerations for its transaction and processing services.

•	Determining the fair value of identifiable intangible assets following a business combination (note 4)

The Company uses valuation techniques to determine the fair value of identifiable intangible assets acquired in a business combination, which are generally based on a forecast of total expected future net discounted cash flows. These valuations are linked closely to the assumptions made by management regarding the future performance of the related assets and the discount rate applied as it would be assumed by a market participant.

Assumptions and estimation uncertainties

Assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year include the following:

•	Estimating the recoverable amount of goodwill (note 8);

•	Estimating the provision for losses on merchant accounts (note 11);

•	Estimating the recoverable amount of tax balances for recognition of tax assets (note 18); and

•	Estimating the fair value of share-based payment transactions (note 24).

COVID-19 impact on judgments, assumptions and estimation uncertainties

The COVID-19 pandemic has disrupted the economy and put unprecedented strains on governments, health care systems, businesses and individuals around the world. The impact and duration of the COVID-19 pandemic are difficult to assess or predict.

(2)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The spread of COVID-19 has caused us to modify our business practices to help minimize the risk of the virus to our employees, our partners, our merchants and their customers, and the communities in which we do business. The extent and continued impact of the COVID-19 pandemic on our business will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our customers and our sales cycles; the impact on customer, industry or employee events; and the effect on our partners, merchants and their customers, third-party service providers, customers and supply chains, all of which are uncertain and cannot be predicted. Accordingly, there is a higher level of uncertainty with respect to management’s judgments, assumptions and estimates.

3	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by the Company’s subsidiaries, unless otherwise indicated.

Foreign currency

Functional and presentation currency

These consolidated financial statements are presented in US dollars, which is also the Company’s functional currency.

Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of entities of the Company at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction.

Foreign currency differences are recognized in profit or loss.

Foreign operations

The assets and liabilities of foreign operations whose functional currency is not the US dollar, including goodwill and fair value adjustments arising on acquisition, are translated to US dollars at the exchange rates at the reporting date. The revenue and expenses of foreign operations are translated into US dollars at the average exchange rate for the period.

Foreign currency differences are recognized in other comprehensive income (loss) in the cumulative translation reserve (accumulated other comprehensive income (loss)), except to the extent that the translation difference is allocated to the non-controlling interest.

(3)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Business combinations

Business combinations are accounted for using the acquisition method at the acquisition date. The consideration transferred for the acquisition of a business is the fair value of the assets transferred, and any liability and equity interests issued by the Company on the date control of the acquired company is obtained. The consideration transferred includes the fair value of any asset or a liability resulting from a contingent consideration arrangement. Contingent consideration is subsequently remeasured at fair value, with any resulting gain or loss recognized and included in the consolidated statements of profit or loss and comprehensive loss. Contingent consideration that is payable contingent upon key employees’ continued employment with the Company is expensed over the service period. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are generally measured initially at their fair values at the acquisition date. The Company measures goodwill as the fair value for the consideration transferred including the recognized amount of any non controlling interest in the acquiree, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at the acquisition date. If this consideration is lower than the fair value of the net assets of the business acquired, the difference is recognized immediately in the consolidated statements of profit or loss and comprehensive loss as a gain from a bargain purchase.

Transaction costs, other than those associated with the issue of debt or equity securities, and other direct costs of a business combination are not considered part of the business acquisition transaction and are expensed as incurred.

Basis of consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control. Control exists when the Company is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through the power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

The Company’s principal subsidiaries, their jurisdiction of incorporation and the Company’s percentage ownership share of each are as follows:

Subsidiary	Jurisdiction of incorporation	Ownership percentage
SafeCharge International Group Limited	Guernsey	100%
Nuvei Technologies Corp.	Canada	100%
Nuvei Technologies Inc.	United States	100%
Loan Payment Pro	United States	60%
Smart2Pay Technology & Services B.V.	Netherlands	100%

(4)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Non-controlling interest

In the case of a business combination involving less than 100% of ownership interests, a non-controlling interest is measured either at fair value or at the non-controlling interest’s share of the identifiable net assets of the acquiree. The basis of measurement is determined on a transaction-by-transaction basis. Changes in the Company’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

Transactions eliminated on consolidation

Intercompany balances and transactions, and any unrealized revenue and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

Revenue from contracts with customers

Performance obligations and revenue recognition policies

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for these goods and services. The following describes the nature and timing of the satisfaction of performance obligation in contracts with customers, including significant payment terms, and the related revenue recognition policies.

Merchant transaction and processing services

Revenue from the Company’s merchant transaction and processing services revenues are derived primarily from retail point of-sale and e-commerce payment processing services, and stem from relationships with individual merchants. Additionally, transaction and processing services revenues stem from contracts with financial institutions and other merchant acquirers, the terms of which generally range from three to five years. The contracts stipulate the types of services and set forth how fees will be incurred and calculated. Merchant transaction and processing services revenues are generated from processing electronic payment transactions for merchants.

The Company’s transaction and processing revenues primarily comprise (a) fees calculated based on a percentage of monetary value of transactions processed; (b) fees calculated based on number of transactions processed; (c) service fees; or (d) some combination thereof that are associated with transaction and processing services.

The Company’s promise to its customers is to stand ready to process transactions the customer requests on a daily basis over the contract term. The Company has determined that the merchant transaction and processing services represent a stand-ready series of distinct days of service that are substantially the same and have the same pattern of transfer to the customer. As a result, the Company has determined that merchant arrangements for transaction and processing services represent one performance obligation. Substantially all of the Company’s revenues are recognized over time as a daily series over the term of the contracts.

(5)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

To provide the transaction and processing services, the Company routes and clears each transaction, and obtains authorization for the transaction and requests funds settlement from the card issuing financial institution, through the applicable payment network. When third parties are involved in the transfer of goods or services to a customer, the Company considers the nature of each specific promised good or service and applies judgment to determine whether it controls the good or service before it is transferred to a customer or whether it is acting as an agent of the third party. To determine whether or not it controls the good or service before it is transferred to the customer, the Company assesses a number of indicators including whether it or the third party is primarily responsible for fulfillment and which party has discretion in determining pricing for the good or service. Based on the Company’s assessment of these indicators, it has concluded that its promise to the customer to provide transaction and processing services is distinct from the services provided by the card issuing financial institutions and payment networks in connection with payment transactions. When the Company does not have the ability to direct the use of and obtain substantially all of the benefits of the services provided by the card issuing financial institutions and payment networks before these services are transferred to the customer, and on that basis, it does not control these services prior to being transferred to the customer, the Company presents revenues net of the interchange fees charged by the card issuing financial institutions and the fees charged by the payment networks. In all other instances, the transaction and processing services revenue is reported on a gross basis, as the Company has determined it is the principal in the arrangement.

Since the timing and quantity of transactions to be processed by the Company is not determinable in advance, and the consideration received is contingent upon the customers’ uses (e.g. a percentage of the transaction value or a fixed fee per transaction, number of payment transactions processed, or number of cards on file), the total transaction price is variable. The Company has determined that the performance obligation to provide merchant transaction and processing services meets the allocation of variable consideration exception criteria in that (a) the terms of the variable payment relate specifically to the entity’s efforts to satisfy the performance obligation or transfer the distinct service and (b) allocating the variable amount of consideration entirely to the performance obligation or the distinct good or service is consistent with the allocation objective when considering all of the performance obligations and payment terms in the contract. As a result, the Company allocates and recognizes variable consideration in the period it has the contractual right to invoice the customer.

Other revenues

The Company may sell hardware (“point-of-sale equipment”) as part of its contracts with customers. Hardware consists of terminals or gateway devices. The Company does not manufacture hardware but purchases hardware from third-party vendors and holds the hardware in inventory until purchased by a customer. The Company accounts for sales of hardware as a separate performance obligation and recognizes the revenue at its stand-alone selling price when a customer obtains control of the hardware, which is generally when the hardware is shipped.

Segregated funds and due to merchants

Segregated funds represent amounts held in segregated bank accounts, which are held on behalf of merchants where the Company is in the flow of funds in the settlement transaction cycle. A corresponding liability (due to merchants) is recognized for the amounts to be settled to merchants. The segregated bank accounts are held with the Company’s banks and are segregated from operating funds. Both the segregated funds and the due to merchants are derecognized when the transaction is settled.

(6)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Contract assets

Contract assets consist of costs to obtain contracts with customers, including employee sales commissions and fees to third party agents. At contract inception, the Company capitalizes such costs that it expects to recover and that would not have been incurred if the contract had not been obtained.

Consistent with the basis of transfer of the processing services to the customer, contract assets are amortized on a straight-line basis, over the expected period of contract benefit (ranging from three to five years), beginning when the accounts are activated and producing revenues. Amortization of contract assets is recorded in selling, general and administrative expense in the Company’s consolidated statement of profit or loss and comprehensive loss. Costs to obtain a contract with an expected period of benefit of one year or less are recognized as an expense when incurred.

Contract assets are evaluated for impairment by comparing, on a pooled basis, the expected future net cash flows underlying customer contracts to the carrying amount of the capitalized contract costs.

Inventory

Inventory consists of point-of-sale terminals and is measured at the lower of cost and net realizable value. Cost includes purchase, conversion and other costs incurred in bringing the inventories to their present location and condition. Cost is determined using the first-in, first-out method. Net realizable value is defined as the estimated selling price in the ordinary course of business, less selling expenses.

Property and equipment

Recognition and measurement

Property and equipment are recorded at cost, less accumulated depreciation and accumulated impairment losses. If significant parts of an item of property and equipment have different useful lives, then they are accounted for as separate items (major components) of property and equipment.

Depreciation

Depreciation is calculated to write off the cost of items of property and equipment less their estimated residual values using the straight-line method over their estimated useful lives and is recognized in profit or loss as follows:

Assets	Period
Terminals	3 to 5 years
Office equipment	5 years
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lease term – 5 to 10 years
Right-of-use assets – Buildings	Lease term – 2 to 10 years

(7)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Intangible assets and goodwill

Recognition and measurement

Goodwill

Goodwill represents the excess of the purchase price over the fair values of the net assets of entities acquired at their respective dates of acquisition. Goodwill is carried at cost less accumulated impairment losses.

Research and development of software

The Company develops software that is used in providing processing services to customers.

Expenditure on research activities is recognized in profit or loss as incurred.

Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is carried at cost less accumulated amortization and any accumulated impairment losses.

Other intangible assets

Other intangible assets, including trademarks, technologies and partner and merchant relationships, that are acquired by the Company and have finite useful lives are carried at cost less accumulated amortization and any accumulated impairment losses.

Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures are recognized in profit or loss as incurred.

Amortization

Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives, and is recognized in profit or loss. Goodwill is not amortized.

(8)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The estimated useful lives for current and comparative periods are as follows:

Assets	Period
Development costs – Computer software	3-5 years
Trademarks	3-15 years
Technologies	3-15 years
Partner and merchant relationships	5-15 years

Amortization methods, useful lives and residual values are reviewed at each reporting date and are adjusted if appropriate.

Impairment of non-financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested for impairment annually on October 1 and whenever an impairment trigger is identified.

For impairment testing purposes, assets that cannot be tested individually are grouped to form the smallest group of assets generating cash inflows that are largely independent of the cash inflows from other assets or groups of assets (“cash-generating units” or “CGUs”). Goodwill is allocated to the CGU or CGU group that is expected to benefit from the synergies resulting from the business combination. Each unit or group of units to which goodwill is allocated is not to be larger than an operating segment.

An impairment loss is recognized if the carrying amount of an asset or a CGU exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary. To estimate value in use, management estimates future cash flows from each asset or CGU, which are then discounted using a pre-tax discount rate that reflects current market appraisals of the time value of money and of risks of the specific asset. The data used for the impairment tests are directly related to the most recent forecast approved by the Company and are adjusted as needed to exclude the impact of future restructuring and improvements to assets.

Impairment losses are recognized in profit and loss. When recognized as CGUs, impairment losses are first allocated to reduce the carrying amount of goodwill allocated to the CGU, and then to reduce the carrying amount of the other assets of the CGU on a pro rata basis on the basis of the carrying amount of each asset in the CGU.

Goodwill impairment losses are not reversed. Impairment losses on non-financial assets other than goodwill are assessed at each reporting date for any indications that the loss has decreased or has been eliminated. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss had been recorded.

(9)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

A contingent liability is a possible obligation that arises from past events and of which the existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not within the control of the Company; or a present obligation that arises from past events (and therefore exists), but is not recognized because it is not probable that a transfer or use of assets, provision of services or any other transfer of economic benefits will be required to settle the obligation, or the amount of the obligation cannot be estimated reliably.

Provision for losses on merchant accounts

Disputes between a cardholder and a merchant arise periodically, primarily as a result of customer dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction amount is refunded to the customer by the card issuing financial institution, but the financial institution is refunded by the Company. The Company then charges back to the merchant the amount refunded to the financial institution. As such, the Company is exposed to credit risk in relation to the merchant since the Company assumes the repayment to the merchant’s customer for the full amount of the transaction even if the merchant has insufficient funds to reimburse the Company.

A provision for losses on merchant accounts is maintained to absorb chargebacks for merchant transactions that have been previously processed and on which revenues have been recorded. The provision for losses on merchant accounts specifically comprises identifiable provisions for merchant transactions for which losses can be estimated. Management evaluates the risk for such transactions and estimates the loss for disputed transactions based primarily on historical experience and other relevant factors. Management analyzes the adequacy of its provision for losses on merchant accounts in each reporting period.

The net charge for the provision for merchant losses is included in selling, general and administrative expenses in the consolidated statement of profit or loss and comprehensive loss.

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use assets are presented within property and equipment.

(10)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. Lease terms range from zero to ten years for facilities. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the Company’s incremental borrowing rate unless the interest rate implicit in the lease can be readily determined.

Lease payments included in the measurement of the lease liability comprise:

•	fixed payments, including in-substance fixed payments;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable under a residual value guarantee; and

•

the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

At commencement or on modification of a contract that contains a lease component, the Company has elected not to separate non-lease components and instead to account for the lease and non-lease components as a single lease component.

Short-term leases and leases of low-value assets

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases and leases of low-value assets. The Company recognizes the lease payments associated with those leases as an expense on a straight-line basis over the lease term.

(11)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Financial instruments

Recognition and initial measurement

Financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

Classification and subsequent measurement

Financial instruments are classified into the following specified categories: amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The classification depends on the nature and purpose of the financial instrument and is determined at the time of initial recognition. The Company’s financial instruments have been classified as follows:

Financial instruments	Classification
Financial assets
Cash	Amortized cost
Segregated funds	Amortized cost
Trade and other receivables	Amortized cost
Advances to third parties	FVTPL
Processor deposits	Amortized cost
Investments	FVTPL

Financial liabilities
Trade and other payables	Amortized cost
Due to merchants	Amortized cost
Loans and borrowings	Amortized cost
Put option liability and contingent consideration	FVTPL
Unsecured convertible debentures due to shareholders	Amortized cost
Liability classified common shares	Amortized cost
Liability classified preferred shares	Amortized cost

Financial assets classified and measured at amortized cost are initially recorded at fair value plus any directly attributable transaction costs and are subsequently measured using the effective interest method, less any impairment loss if:

•	The asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows; and

•	The contractual terms of the financial asset give rise, on specified dates, to cash flows that are solely payments of principal and/or interest.

Interest income or expense is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Financial assets that do not meet the above conditions are classified and measured at FVTPL and any transaction costs are expensed as incurred.

(12)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

A financial liability is classified at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at fair value are measured at fair value and net gains and losses, including interest expense, are recognized in profit or loss.

Derecognition

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expired. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statements of financial position only when the Company has a legal right to set off the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Impairment of non-derivative financial assets

At each reporting date, the Company recognizes loss allowances for expected credit losses (“ECL”) on financial assets carried at amortized cost.

The Company’s trade and other receivables are accounts receivable with no financing component and have maturities of less than 12 months, and as such the Company applies the simplified approach for ECLs. As a result, the Company does not track changes in credit risk related to its trade and other receivables, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date.

For other financial assets subject to impairment, the Company measures loss allowances at an amount equal to lifetime ECLs, except for the following, which are measured at 12-month ECLs:

•	debt securities that are determined to have low credit risk at the reporting date; and

•

other debt securities and bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition.

(13)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The Company’s approach to ECLs reflects a probability-weighted outcome, the time value of money and reasonable and supportable information that is available without undue cost or effort at the reporting date about past events, current conditions and forecasts of future economic conditions. The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

The Company uses the provision matrix as a practical expedient to measure ECLs on accounts receivable, based on days past due for groupings of receivables with similar loss patterns. Accounts receivable are grouped based on their nature. The provision matrix is based on historical and experience observed loss rates over the expected life of the receivables with merchants and processors, and is adjusted for forward-looking estimates. The Company also considers collection experience and makes estimates regarding collectability based on trends and aging.

Share capital

Common shares

Incremental costs directly attributable to the issuance of common shares are recognized as a deduction from equity, net of tax effects.

Prior to the IPO on September 22, 2020, certain Class A common shares, Series A, for which a holder had a put option to require the Company to purchase all or part of the common shares at any time at fair value in exchange for cash were classified as financial liabilities.

Preferred shares

Prior to the IPO on September 22, 2020, the Company had preferred shares outstanding.

Redeemable preferred shares were classified as financial liabilities because they were redeemable in cash by the holders. Any dividends thereon were recognized as interest expense in profit or loss as they were accrued.

Non-redeemable preferred shares were classified as equity because they bore discretionary dividends, did not contain any obligations to deliver cash or other financial assets and did not require settlement in a variable number of the Company’s equity instruments.

Share-based payment arrangements

The grant date fair value of equity-settled share-based arrangements granted to directors, officers, employees and consultants is recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards with which the related service is expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service at the vesting date.

(14)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

When share-based arrangements have been communicated and service inception date is deemed to have occurred but a shared understanding of the terms and conditions of the arrangement has not been reached, an expense, with a corresponding increase in equity, is recognized over the vesting period of the awards based on the best estimate of fair value at grant date. A shared understanding of the terms and conditions is not met if the outcome of the arrangement is based primarily on subjective factors. The fair value at grant date will be revised at every reporting period until the uncertainty is resolved or lapses.

Net loss per share

Basic loss per share is calculated by dividing net loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated by dividing net loss attributable to common shareholders of the Company, adjusted as necessary for the impact of potentially dilutive securities, by the weighted average number of common shares outstanding during the year and the impact of securities that would have a dilutive effect on loss per share.

Income taxes

Income tax expense comprises current and deferred taxes. Current and deferred taxes are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive income (loss).

The Company recognizes the tax benefit from an uncertain tax position only if it is probable that the tax position will be sustained based on its technical merits. The Company measures and records the tax benefits from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s estimated liabilities related to these matters are adjusted in the period in which the uncertain tax position is effectively settled, the statute of limitations for examination expires or when additional information becomes available.

Current income taxes

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

(15)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Deferred income taxes

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same tax authority on the same taxable entity or on different tax entities, but the entities intend to settle current tax liabilities and assets on a net basis or the tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Investment tax credits and other government grants

Government grants, consisting of grants and investment tax credits, are recorded as a reduction of the related expense or cost of the asset acquired. Government grants are recognized when there is reasonable assurance that the Company has met or will meet the requirements of the approved grant program and there is reasonable assurance that the grant will be received.

Grants that compensate the Company for expenses incurred are recognized in profit or loss in reduction thereof on a systematic basis in the same years in which the expenses are recognized. Grants that compensate the Company for the cost of an asset are recognized in profit or loss on a systematic basis over the useful life of the asset.

The Company incurs research and development expenditures which are eligible for scientific research and experimental development (SR&ED) tax credits. Refundable investment tax credits are recorded as SR&ED tax credits in the consolidated statements of profit or loss and comprehensive loss when there is reasonable assurance that the credits will be realized. Non-refundable SR&ED tax credits, which are deductible against income taxes otherwise payable, are recorded in income as a reduction of the related research and development expenses when there is reasonable assurance that the credits will be realized.

The SR&ED tax credits recorded are based on management’s best estimate of amounts expected to be recovered and are subject to audit by taxation authorities. To the extent that actual SR&ED tax credits differ from the estimate, those differences are recorded in the period of assessment by taxation authorities as an adjustment of the items to which they relate.

(16)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

New accounting standards and interpretations adopted

A number of amendments to existing standards issued by the IASB have been applied in preparing these consolidated financial statements.

Amendments to references to conceptual framework in IFRS standards

On March 29, 2018, the IASB issued a revised version of its Conceptual Framework, which included the following main improvements:

•	New concepts on measurement, including factors to be considered when selecting a measurement basis;

•	New concepts on presentation and disclosure, including when to classify income and expenses in other comprehensive income;

•	New guidance on when assets and liabilities are removed from financial statements;

•	Updated definitions of an asset and liability;

•	Updated criteria for including assets and liabilities in financial statements; and

•	Clarifications of prudence, stewardship, measurement uncertainty and substance over form.

The amendments had no material impact on these consolidated financial statements.

Definition of a business (amendments to IFRS 3, Business Combinations)

On January 1, 2020, the Company adopted amendments to IFRS 3, Business Combinations that seek to clarify whether an acquisition results in a business acquisition or a group of assets. The amended definition of a business will have a narrow scope, stating that the process must be substantial, and that the inputs and the process must together have the capacity to contribute significantly to the creation of outputs. In addition, the definition of output will be reduced to the concept of goods and services to customers, whereas the previous definition emphasized returns in the form of dividends. The amendments will also include an optional fair value concentration test that simplifies the assessment of whether an acquisition results in a business acquisition or a group of assets.

The amendments had no material impact on these consolidated financial statements.

Definition of material (amendments to IAS 1, Presentation of Financial Statements, and IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors)

On October 31, 2018, the IASB clarified the definition of materiality. Following this amendment, information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements.

This amendment had no material impact on these consolidated financial statements.

(17)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

IFRS 16 – COVID-19-related rent concessions

On May 28, 2020, the IASB published an amendment to IFRS 16, Leases, that provides an optional practical expedient for lessees from assessing whether a rent concession related to COVID-19 is a lease modification.

This amendment had no impact on these consolidated financial statements.

New accounting standards and interpretations issued but not yet adopted

A number of amendments to existing standards issued by the IASB are mandatory but not yet effective for the year ended December 31, 2020. The Company is still assessing the impact of these amendments, if any, on its consolidated financial statements.

Amendments to references to conceptual framework in IFRS Standards

This amendment replaces references to the 2010 Conceptual Framework for Financial Reporting with references to the 2018 Conceptual Framework for Financial Reporting in order to determine what constitutes an asset or liability in a business combination, add a new exception for certain liabilities and contingent liabilities to refer to IAS 37, Provisions, Contingent Liabilities and Contingent Assets, or IFRIC 21, Levies, rather than to the 2018 Conceptual Framework, and clarify that an acquirer should not recognize contingent assets at the acquisition date. The amendments are effective for business combinations occurring in reporting periods starting on or after January 1, 2022. Earlier application is permitted.

Amendments to liability classification

On January 23, 2020, the IASB issued amendments to IAS 1, Presentation of Financial Statements (the amendments), to clarify the requirements for classifying liabilities as current or non-current. More specifically:

*	The amendments specify that the conditions which exist at the end of the reporting period are those which will be used to determine if a right to defer settlement of a liability exists;

*

Management expectations about events after the consolidated statement of financial position date, for example on whether a covenant will be breached, or whether early settlement will take place, are not relevant; and

*	The amendments clarify the situations that are considered settlement of a liability.

The amendments are applicable to annual periods beginning on or after January 1, 2023.

(18)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

4	Business acquisitions

Transaction for the year ended December 31, 2020

a)	Smart2Pay Technology & Services B.V. (“Smart2Pay”)

On November 2, 2020, the Company acquired Smart2Pay, a payment services provider headquartered in the Netherlands. The fair value of the consideration transferred consisted of cash paid of €70,900 ($81,927), subject to closing adjustments, and 6,711,923 Subordinate Voting Shares issued from the Company’s treasury at a fair value of $37.95 per share, which is based on the quoted price of the Subordinate Voting Shares on the TSX on the closing date.

To estimate the fair value of the intangible assets, management used the excess earnings method to value partner and merchant relationships and the royalty relief method to value technologies using discounted cash flow models. Management developed assumptions related to revenue and gross margin forecasts, partner and merchant attrition rates, royalty rates and discount rates.

Smart2Pay contributed revenues of $9,753 and net income of $2,029 to the Company for the period from the acquisition date to December 31, 2020. The net income contribution includes the amortization of identifiable intangible assets acquired. Acquisition costs of $4,044 have been expensed and recorded under selling, general and administrative expenses in the consolidated statement of profit or loss and comprehensive loss for the year ended December 31, 2020.

(19)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The following table summarizes the preliminary amounts of assets acquired and liabilities assumed at the acquisition date:

Fair value $
Assets acquired
Cash	14,390
Segregated funds	25,534
Trade and other receivables	89
Prepaids	88
Other assets	96
Property and equipment	276
Right-of-use asset	95
Intangible assets:
Technologies	63,093
Partner and merchant relationships	103,503
Goodwill (not deductible for income tax purposes)	198,439

405,603
Liabilities assumed
Trade and other payables	(1,026)
Due to merchants	(25,534)
Lease liabilities	(97)
Income tax payable	(631)
Deferred income taxes	(41,650)

336,665

Total cash consideration paid	81,927
Subordinate Voting Shares issued	254,738

Total	336,665

Goodwill arising from this acquisition mainly consists of future growth, expected synergies and assembled workforce, which were not recorded separately since they do not meet the recognition criteria for identifiable intangible assets.

To finance a portion of the cash consideration noted above, on November 2, 2020, the Company also increased its credit facility (see note 12) by amending its credit agreement to add a term loan of $10,000.

Transactions for the year ended December 31, 2019

b)	SafeCharge International Group Limited (“SafeCharge”)

On August 1, 2019, the Company acquired SafeCharge, a European-based payment service company, for a total cash consideration of $872,491. SafeCharge provides global omni-channel payment services from card acquiring and issuing to payment processing and checkout. Prior to the transaction, SafeCharge had been listed on the AIM market of the London Stock Exchange.

(20)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

SafeCharge contributed revenues of $55,853 and net income of $11,643 to the Company for the period from the acquisition date to December 31, 2019. The net income contribution includes the amortization of identifiable intangible assets acquired. Acquisition costs of $11,425 have been expensed and recorded under selling, general and administrative expenses in the consolidated statement of profit or loss and comprehensive loss for the year ended December 31, 2019.

The following table summarizes the final recognized amounts of assets acquired and liabilities assumed at the acquisition date:

Fair value $
Assets acquired
Cash	96,343
Segregated funds	162,177
Trade and other receivables	6,518
Other assets	44,362
Property and equipment	6,651
Right-of-use asset	4,645
Intangible assets:
Development costs—Computer software	14,862
Trademarks	2,654
Technologies	190,435
Partner and merchant relationships	113,857
Goodwill (not deductible for income tax purposes)	439,554

1,082,058
Liabilities assumed
Trade and other payables	(30,969)
Due to merchants	(162,177)
Lease liabilities	(4,721)
Deferred income taxes	(11,700)

872,491

Total cash consideration paid	872,491

Goodwill arising from this acquisition mainly consists of future growth and expected synergies, which were not recorded separately since they do not meet the recognition criteria for identifiable intangible assets.

To finance the SafeCharge acquisition noted above, on August 1, 2019:

(i)	The Company issued 81.2 million preferred shares at $1 per share for a total consideration of $81,240;

(ii)

The Company increased its credit facility (see note 12) by amending its credit agreement and entering into a further second lien agreement increasing its total available credit facilities to $845,000. An amount of $614,777 was drawn down to finance the SafeCharge acquisition; and

(iii)	The Company issued debentures for a total consideration of $199,000 (note 14).

(21)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

c)	Loan Payment Pro (“LPP”)

On January 31, 2019, the Company acquired a 60% interest in LPP. The purchase price for this business acquisition totalled $11,461, of which $4,061 was paid in cash, including an amount of $600 placed in escrow in connection with adjustments to the purchase price or indemnification as per the purchase agreement. The remainder consists of a contingent consideration with an initial fair value of $7,400 whose payment is contingent upon meeting certain performance metrics (see notes 11 and 21). The acquisition was financed from existing facilities. LPP offers payment processing solutions specifically for the debt repayment industry.

LPP contributed revenues of $1,334 and a net loss of $961 to the Company for the period from the acquisition date to December 31, 2019. The net income contribution includes the amortization of identifiable intangible assets acquired. During the year ended December 31, 2019, acquisition costs of $107 were expensed and recorded under selling, general and administrative expenses in the consolidated statement of profit or loss and comprehensive loss.

The following table summarizes the final recognized amounts of assets acquired and liabilities assumed at the acquisition date:

Fair value $
Assets acquired
Cash	13
Trade and other receivables	100
Processor deposits	3
Property and equipment	2
Intangible assets
Technologies	1,450
Partner and merchant relationships	2,165
Goodwill (not deductible for tax purposes)	15,383

19,116
Liabilities assumed
Trade and other payables	(55)
Put option liability	(1,187)
Non-controlling interests, based on its fair value	(6,413)

11,461

Total consideration
Cash consideration paid	4,061
Contingent consideration	7,400

11,461

Goodwill arising from this acquisition mainly consists of the assembled workforce, which was not recorded separately since it does not meet the recognition criteria for identifiable intangible assets.

(22)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

5	Trade and other receivables

	2020 $	2019 $
Trade receivables	26,657	28,870
Investment tax credits	805	1,667
Other receivables	4,593	2,229

	32,055	32,765

A discussion of the Company’s exposure to credit and market risks and impairment losses for trade receivables is presented in note 20.

6	Inventory

For the year ended December 31, 2020, the cost of revenue includes inventory costs of $2,778 (2019 – $4,703) and a write-down to net realizable value of $513 (2019 – $134).

(23)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

7	Property and equipment

	Note	Terminals $	Office equipment $	Computer equipment $	Furniture and fixtures $	Leasehold improvements $	Right-of-use assets – Buildings $	Total $
Cost
Balance as at December 31, 2018		1,767	20	925	316	975	3,669	7,672
Acquisitions		448	—	1,370	7	—	347	2,172
Acquisition through business combinations	4	37	—	3,298	766	2,552	4,645	11,298
Effect of movements in exchange rates		126	1	(15)	53	57	15	237

Balance as at December 31, 2019		2,378	21	5,578	1,142	3,584	8,676	21,379

Acquisitions		541	—	2,725	47	82	3,176	6,571
Disposal		—	—	(3,401)	(72)	(74)	—	(3,547)
Acquisition through business combinations	4	—	—	164	43	69	95	371
Effect of movements in exchange rates		30	—	(270)	—	4	47	(189)

Balance as at December 31, 2020		2,949	21	4,796	1,160	3,665	11,994	24,585

Accumulated depreciation
Balance as at December 31, 2018		540	14	402	74	339	915	2,284
Depreciation		535	—	1,936	84	313	814	3,682
Effect of movement in exchange rates		34	7	63	17	10	10	141

Balance as at December 31, 2019		1,109	21	2,401	175	662	1,739	6,107

Depreciation		556	—	1,959	159	286	2,161	5,121
Disposal		—	—	(3,108)	(28)	(28)	—	(3,164)
Effect of movement in exchange rates		(1)	—	—	—	—	(15)	(16)

Balance as at December 31, 2020		1,664	21	1,252	306	920	3,885	8,048

Carrying amounts
At December 31, 2019		1,269	—	3,177	967	2,922	6,937	15,272
At December 31, 2020		1,285	—	3,544	854	2,745	8,109	16,537

(24)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

8	Intangible assets and goodwill

a)	Intangible assets

	Notes	Development costs – Computer software $	Trademarks $	Technologies $	Partner and merchant relationships $	Total $
Cost
Balance as at December 31, 2018		11,391	6,865	5,071	135,206	158,533
Acquisitions – internally developed		8,595	—	—	—	8,595
Acquisition through business combinations	4	14,862	2,654	191,885	116,022	325,423
Effect of movements in exchange rates		2,182	—	—	—	2,182

Balance as at December 31, 2019		37,030	9,519	196,956	251,228	494,733

Acquisitions – internally developed		14,448	—	—	—	14,448
CreditGuard disposal	13	(3,957)	(152)	(3,122)	(2,458)	(9,689)
Disposal		(226)	(44)	(145)	(114)	(529)
Acquisition through business combinations	4	—	—	63,093	103,503	166,596
Effect of movements in exchange rates		820	—	3,220	5,173	9,212

Balance as at December 31, 2020		48,115	9,323	260,002	357,332	674,772

Accumulated amortization
Balance as at December 31, 2018		4,230	2,141	1,479	31,060	38,910
Amortization		6,243	2,443	7,692	31,065	47,443

Balance as at December 31, 2019		10,473	4,584	9,171	62,125	86,353

Amortization		10,861	3,216	13,454	37,021	64,552
Disposal		—	(54)	(182)	(143)	(379)
Effect of movement in exchange rates		—	—	1	13	14

Balance as at December 31, 2020		21,334	7,746	22,444	99,016	150,540

Carrying amounts
At December 31, 2019		26,557	4,935	187,785	189,103	408,380
At December 31, 2020		26,781	1,577	237,558	258,316	524,232

(25)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

b)	Goodwill

Impairment test

For the years ended December 31, 2020 and 2019, the Company performed its annual impairment test of goodwill. For the purposes of impairment testing, goodwill has been allocated to the Company’s CGUs, which represent the lowest level within the Company at which goodwill is monitored for internal management purposes, as follows:

	Notes	Nuvei Corporation[1] $	Digital Payments[2] $	Credit Guard $	Loan Payment Pro $	Total $
Balance at December 31, 2018		313,560	—	—	—	313,560
Acquisitions through business combinations	4	—	431,890	7,664	15,383	454,937

Balance at December 31, 2019		313,560	431,890	7,664	15,383	768,497
Disposal of subsidiary	13	—	—	(7,664)	—	(7,664)
Acquisitions through business combinations	4	—	198,439	—	—	198,439
Effect of movements in exchange rates		—	10,548	—	—	10,548

Balance at December 31, 2020		313,560	640,877	—	15,383	969,820

1.	Represents the acquisition of Pivotal Holdings Ltd. by Nuvei in 2017
2.	Includes the acquisitions of SafeCharge (except for CreditGuard) and Smart2Pay (see note 4)

The recoverable amount of the CGUs was based on fair value less costs of disposal, estimated using a market approach. The Company concluded that the recoverable amount of the CGUs subject to the annual test was greater than their carrying amount. As such, no impairment charge was recorded during 2020 and 2019.

The Company determined the recoverable amounts of the CGUs based on the fair value less costs of disposal method. The fair values were based on a multiple applied to forecasted adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the next year, which takes into account financial forecasts approved by senior management. The key assumptions for the fair value less costs of disposals method include estimated sales volumes, input costs, and selling, general and administrative expenses in determining future forecasted adjusted EBITDA, as well as the multiple applied to forecasted adjusted EBITDA. The adjusted EBITDA multiple was obtained by using market data for comparable companies. The values assigned to the key assumptions represent management’s assessment of future trends and have been based on historical data from external and internal sources. No reasonably possible change in the key assumptions used in determining the recoverable amount would result in any impairment of goodwill.

(26)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

9	Advances to third parties

Advances to third parties comprise the following:

	2020 $	2019 $
Advances to a third party independent sales organization	46,680	51,175
Other	318	310

	46,998	51,485
Current portion	8,520	8,901
Long-term portion	38,478	42,584

	46,998	51,485

Commencing in 2018, the Company has entered into various agreements with a single third party independent sales organization to acquire the rights to future cash flows from a portfolio of merchant contracts. In 2020, rights were acquired for an aggregate cash consideration of $3,240 (2019 – $20,995). Under the agreements, the Company is entitled to receive payments, equivalent to a specified percentage of the processing fee, directly from financial institutions when a merchant uses the payment processing services of the third party independent sales organization. The agreements provide for minimum guaranteed payments for the first three years of the arrangement, which is achieved by the third party independent sales organization providing for merchant replacements in order to meet those minimum guaranteed payments. Subsequent to three years, the portfolio of merchants is fixed, and the cash flows are no longer guaranteed. The Company has accounted for the transaction in two parts: 1) the acquisition of a loan portfolio, which will be settled through merchant residuals over the first three years of the agreement; and 2) a deposit paid on the right to acquire a fixed portfolio of merchant contracts at the end of the third year. Both components of this acquisition are recognized initially at fair value and are subsequently accounted for at FVTPL with the fair value of each unit of account being determined by calculating the present value of the future estimated cash flows over the term of the agreements using an appropriate market discount rate. The future cash flows are estimated based on historical experience and expected attrition using known information as well as current and forecasted economic conditions.

(27)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The movement in the advances to a third party independent sales organization is as follows:

	2020 $	2019 $
Balance – Beginning of year	51,175	35,435
Acquisition	3,240	20,995
Fair value true-up	(513)	1,228
Interest on advances to third parties	5,427	5,188
Merchant residuals received	(12,649)	(11,671)

Balance – End of year	46,680	51,175

10	Trade and other payables

Trade and other payables comprise the following:

	2020 $	2019 $
Trade payables	20,307	15,288
Accrued bonuses and other compensation related liabilities	13,541	8,397
Sales tax	6,073	4,887
Interest payable	1,212	2,792
Due to processors	3,644	2,823
Due to merchants not related to the segregated funds	14,823	14,923
Other accrued liabilities	5,179	2,148

	64,779	51,258

Information about the Company’s exposure to currency and liquidity risk is included in note 20.

(28)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

11	Other liabilities

a)	Other current liabilities

Other current liabilities comprise the following:

	Note	2020 $	2019 $
Provision for losses on merchant accounts		6,694	3,736
LPP contingent consideration	4(c), 21	—	6,000
Other		438	139

		7,132	9,875

The movements in the provision for losses on merchant accounts are as follows:

	2020 $	2019 $
Balance – Beginning of year	3,736	3,145
Provision made during the year	4,342	3,299
Provision used or reversed during the year	(1,384)	(2,708)

Balance – End of year	6,694	3,736

b)	Other non-current liabilities comprise the following:

	Note	2020 $	2019 $
Other contingent consideration	21	—	2,470
LPP put option liability	4(c)	1,036	1,453
Other		623	952

		1,659	4,875

The other contingent consideration is repayable 30 days following the approval of the 2020 and 2019 consolidated financial statements by the Board of Directors contingent on specified performance criteria of the acquired business.

(29)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The LPP put option liability obligates the Company, under certain circumstances and on demand after January 2022, to purchase a number of units held by the non-controlling interest (“NCI”) unitholders equal to (but not less than) (i) the product of the total number of units held by the NCI unitholders multiplied by (ii) the total number of units in the capital of the NCI unitholders held by the concerned NCI unitholder divided by (iii) the total issued and outstanding units of NCI unitholders. If the put option is exercised, the purchase price of the units to be purchased by the Company from the NCI unitholders pursuant to the exercise of the put option shall be equal to 100% of the fair value.

12	Loans and borrowings

The terms and conditions of the Company’s loans and borrowings are as follows:

	2020				2019
	Note 12		Facility $	Carrying amount $	Facility $	Total $
Amended and Restated Credit Facility	(a	)
First lien term loan facilities
US term loan			54,786	53,463	155,000	145,026
Canadian term loan			157,185	153,018	465,000	413,613
Revolving credit facility			100,000	—	50,000	4,727
Second lien Canadian term loan facility			—	—	225,000	154,435

Total credit facilities				206,481		717,801
Lease liabilities	(c	)		8,772		7,239

				215,253		725,040
Current portion of loans and borrowings				(2,527)		(2,874)

Loans and borrowings				212,726		722,166

Loans and borrowings are presented net of unamortized transaction costs. Transaction costs relating to the issuance of loans and borrowings are amortized over the term of the debt using the effective interest rate method.

Information about the Company’s exposure to interest rate, foreign currency and liquidity risks is included in note 20.

(30)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

a)	Amended and restated credit facility

(i)	The US term loan bears interest at the ABR[1] plus 3.00% or the adjusted eurocurrency[2] rate plus 4.00%. As at December 31, 2020, the interest rate was 4.75% (2019 – 6.8%).

(ii)

The Canadian first lien term loan facility bears interest at the Canadian prime rate plus 3.00% or banker’s acceptance rate plus 4.00%. As at December 31, 2020, the interest rate was 4.75% (2019 – 6.8%).

(iii)	The existing revolving facility bears interest at 7.25% (2019 – 9.25%) and matures on September 28, 2023. In 2019, a $50,000 cash bridge loan bearing interest at 9.25% was added and fully repaid.

(iv)

A subsidiary of the Company has also entered into a Canadian second lien term loan facility totalling $225,000 bearing interest at 11.20% and maturing on September 28, 2026. The facility was fully repaid in 2020. As at December 31, 2019, the interest rate was 10.80%.

In 2019, in connection with the SafeCharge acquisition, the credit facility was amended and restated to increase the total financing capacity available under that facility from $315,000 to $895,000 in the form of term loans and a $50,000 revolving credit facility. This amendment resulted in a $4,830 loss on modification. The Amended and Restated Credit Facility is secured by both present and future property and assets of the Company and has an original maturity date of September 28, 2025.

On August 6, 2019, borrowings under the Amended and Restated Credit Facility were used to acquire SafeCharge. Refer to note 4 (b).

In 2020, the net proceeds from the IPO were used to reduce loans and borrowing by repaying $615,600 aggregate principal amount of term loans under the first lien credit facilities and second lien credit facility. Due to the partial repayment of the first lien term loan facilities and full repayment of the second lien term loan facility, $24,491 of unamortized transaction costs were recognized as early repayment in finance costs for the year ended December 31, 2020.

Also in 2020, the Company modified its amended and restated credit facility to add term loans of $110,000 and to increase its revolving credit facility from $50,000 to $100,000. Additionally, the interest rate associated with the first lien term loan facility was reduced to LIBOR plus 4.00% or Canadian prime rate plus 3.00%, as applicable. This amendment did not result in any gain or loss on debt modification.

b)	Guarantees and covenants

Borrowings under the facilities are secured by all current and future assets of the Company and its existing and future subsidiaries. As at December 31, 2020, the Company had letter of credit facilities issued totalling $30,100 which represent usage on the revolving credit facility.

[1]	The Alternate Base Rate is defined as a rate per annum equal to the higher of a) Federal funds effective rate + 0.5%; b) LIBOR plus 1%; c) Prime rate; and d) 1.75%.
[2]	The adjusted Eurocurrency rate is defined as an interest rate per annum equal to the greater of: a) the Eurocurrency rate multiplied by the Statutory Reserve rate and b) 0.75%.

(31)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The continued availability of the first lien credit facilities is subject to the Company’s ability to maintain a total leverage ratio of less than or equal to 8.00 : 1.00 for the year ended December 31, 2020; 8.50 : 1.00 for the year ended December 31, 2019 with a decrease year over year, as well as other customary affirmative and negative covenants. The total leverage ratio considers the Company’s total debt, calculated as long-term debt less unrestricted cash. The Company is in compliance with all applicable covenants as at and for the years ended December 31, 2020 and 2019.

c)	Lease liabilities

The Company entered into lease arrangements for the use of office space. The incremental borrowing rates used to discount the leases vary between 1.10% and 8.47% (2019 – 4.40% and 7.00%).

In 2020, a lease related to a right-of-use asset of an office space was renewed having the effect to increase property and equipment by $3,176 with a corresponding lease liability being recorded.

Amounts recognized in the consolidated statements of profit or loss and comprehensive loss:

	Leases under IFRS 16
	2020	2019
	$	$
Interest expense on lease liabilities	384	522
Foreign exchange loss	259	103
Variable lease payments	1,891	1,747

	2,534	2,372

13	Disposal of subsidiary

In May 2020, the Company disposed of CreditGuard, a wholly owned subsidiary of the Company, to the MAX group, for $21,108 including adjustments at $1,108. The measurement of the assets and liabilities of CreditGuard at fair value less cost to sell resulted in an impairment of $338 being recognized in selling, general and administrative expenses.

(32)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Assets and liabilities sold comprise the following:

$
Goodwill	7,664
Intangible assets	9,689
Trade and other receivables	1,673
Other assets	1,864

Assets disposed	20,890

Accounts payable and accrued liabilities	779
Other liabilities	728

Liabilities disposed	1,507

Cash proceeds received, net of $2,063 in cash	19,045

14	Unsecured convertible debentures due to shareholders

The IPO net proceeds were used to repay in full the principal amount, outstanding original issue discount and accrued interest, on the unsecured convertible debenture due to shareholders in the amount of $93,384. As part of the Offering, $30,180 in principal amount and accrued interest on the unsecured convertible debentures was converted into Class A common shares of the Company.

As part of the SafeCharge acquisition (see note 4(b)), unsecured convertible debentures of $199,000 were issued by the Company to certain of its shareholders. The original issue discount (“OID”) was capitalized and amortized using the effective interest rate method.

The debentures accrued interest annually at a fixed rate of 15%, payable in cash at the earlier of (i) maturity; and (ii) repayment of the debentures. They had a maturity date of 11 years from the date of issuance (in 2030). After 10 years, holders representing at least 15% of the debentures could instruct the Company to engage in a process to (i) enter into an Initial Public Offering (“IPO”) (with proceeds used to repay the debentures for cash on a priority basis); or (ii) sell the Company to third parties. Immediately prior to an IPO, the holder may convert the principal amount of debentures, plus any accrued and unpaid interest, into Class A common shares at a conversion price per share equal to the IPO offering price. The Company concluded that the fair value of the conversion feature was nil as at December 31, 2019.

In the event of a breach of any second lien debt covenants (see note 12), which resulted in the exercise of any of the permissible remedies by the second lien lenders, the debentures would have been repaid in full.

The Company could have repaid the principal amount (plus any accrued unpaid interest) of all outstanding debentures at any time subject to the payment of the early repayment penalty. On December 11, 2019, the Company made an early repayment of the principal and the accrued interests of $102,498 to shareholders and the early repayment penalty was waived.

(33)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The movement in the unsecured convertible debentures due to shareholders is as follows:

	2020 $	2019 $
Balance – Beginning of year	109,022	—
Issuance	—	199,000
Interest capitalized on unsecured debentures	15,503	12,520
Conversion to Class A common shares, Series C	(30,180)	—
Cash repayment	(93,384)	(102,498)
Other	(961)	—

Balance – End of year	—	109,022

15	Net finance costs

	2020 $	2019 $
Finance income
Interest on advances to third parties	(5,427)	(5,188)
Finance costs
Net loss (gain) on foreign currency exchange	11,020	(15,300)
Interest on loans and borrowings (excluding lease liabilities)	42,024	46,152
Change in redemption amount of liability classified Class A common shares	73,429	34,447
Change in redemption amount of subsidiary’s preferred shares	3,009	4,255
Change in redemption amount of Company’s preferred shares	—	4,548
Gain on redemption amount of subsidiary’s preferred shares	—	(1,506)
Interest on unsecured debentures	15,503	12,520
Interest expense on lease liabilities	384	522
Loss on debt modification or early repayment	24,491	4,830
Other interest expense	251	172

	—
	170,111	90,640

Net finance costs	164,684	85,452

(34)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

16	Revenue and expenses by nature

	2020 $	2019 $
Revenue
Merchant transaction and processing services revenue	367,123	236,814
Other revenue	7,923	9,002

	375,046	245,816

Cost of revenue
Processing cost	64,106	33,753
Cost of goods sold	5,149	7,005

	69,255	40,758

Selling, general and administrative
Commissions	67,410	65,490
Depreciation and amortization	69,673	51,125
Employee compensation	57,509	42,367
Transaction losses	4,182	3,308
Professional fees	15,493	21,127
Share-based payments	10,407	994
Contingent consideration adjustment	(2,470)	(2,330)
Net loss on foreign currency exchange	7,898	3,620
Other	11,588	8,069

	241,690	193,770

Selling, general and administrative expenses are net of investment tax credits and other government grants of $995 for the year ended December 31, 2020 (2019 – $388).

17	Share capital

The Company has authorized the following classes of share capital:

•

Multiple Voting shares – voting rights at 10 votes per share, entitled to receive dividends on a share-for-share basis from time to time as approved by the board, and convertible on a share-for-share basis into subordinate voting share

•

Subordinate Voting shares – voting rights at 1 vote per share, entitled to receive dividends on a share-for-share basis from time to time as approved by the board, non-convertible into any other class of shares

•	Preferred shares – non-voting, entitled to preference over Subordinate Voting Shares, Multiple Voting Shares and any other shares with respect to payment of dividends and distribution of assets

(35)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Prior to the IPO on September 22, 2020, the Company had the following classes of share capital authorized:

a)	Common shares

Class A common shares – Voting, right to receive dividends, participating, without par value. The Company is authorized to issue an unlimited number of Class A common shares. There are four series of Class A common shares, with specific features applying to each series discussed below:

•

Series A: voting rights at 1.0000001 votes per Class A common share, Series A, can be issued for consideration in cash or property. As per the shareholder agreement, there exists a put option on a portion of the issued and outstanding Class A common shares, Series A. This put option allows the holder to require that the Company purchase all or a part of the common shares at any time for fair value, in exchange for cash.

•	Series B: voting rights at 1 vote per Class A common share, Series B, can be issued for consideration paid in cash.

•	Series C: voting rights at 1 vote per Class A common share, Series C, can be issued for consideration paid in cash, right to exchange the shares for Class A common shares, Series B at a rate of 1:1.

•	Series D: voting rights at 1.0000002 vote per Class A common share, Series D, can be issued for consideration in cash or property.

Class B common shares – Non-voting, right to receive dividends, participating, without par value. The Company is authorized to issue an unlimited number of Class B common shares.

b)	Preferred shares

Class A preferred shares – The Company is authorized to issue 1,000 Class A preferred shares. Non-voting, non-participating, right to exchange as per the provisions of the shareholder agreement for Class A common shares, Series A. As per the shareholder agreement, there exists a put option on all of the issued and outstanding Class A preferred shares in the Company in the event of a sale of the Company. This put option, then exercisable at the discretion of the holder, allows the holders to receive compensation from other shareholders of the Company.

Class B preferred shares – The Company is authorized to issue 89,239,939 Class B preferred shares. Non voting, non-participating, right to exchange as per the provisions of the shareholder agreement for Class A common shares, Series A, B, C, or D, redeemable on demand at the right of the Company and mandatorily redeemable by the Company 10 years from its issuance. Redemption value equal to $1.00 per share plus an amount equal to 15% of the initial value on an annual basis.

(36)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

c)	Capital shares in subsidiary (Nuvei Holdings Corporation)

A subsidiary of the Company has issued preferred shares directly to shareholders of the Company as part of the shareholder agreement, which are authorized as follows:

Class

A preferred shares – Non-voting, participating, redeemable on demand at the right of the subsidiary or the shareholder. Redemption value equal to $1.00 per share plus an amount equal to 10% of the initial value on an annual basis.

Class

B preferred shares – Non-voting, participating, right to exchange as per the provisions of the shareholder agreement for Class B common shares in the subsidiary, redeemable on demand at the right of the subsidiary or the shareholder. Redemption value equal to $1.00 per share plus an amount equal to 10% of the initial value on an annual basis.

Class	C preferred shares – Non-voting, participating, no right to receive dividends. No shares have been issued.

Class

D preferred shares – Non-voting, non-participating, redeemable on demand at the option of the Company and mandatorily redeemable by the Company at the earliest of the occurrence of certain types of events or 10 years from its issuance. Redemption value equal to $1.00 per share.

The Company has issued the following share capital

On November 2, 2020, the Company issued 6,711,923 Subordinate Voting Shares for the acquisition of Smart2Pay (note 4(a)).

The IPO consisted of an offering of 29,171,050 Subordinate Voting Shares issued from treasury, payable on closing of the Offering for aggregate net proceeds to the Company totalling $715,481 after deduction of $42,966 of issuance fees payable by the Company.

Immediately prior to the completion of the Offering, the Company completed the following transactions (the “Reorganization”):

a)

The share capital of the Company was modified to consist of an unlimited number of Multiple Voting Shares, Subordinate Voting Shares and Class A preferred shares, issuable in series, and 1,000 Class B preferred shares;

b)	An amount of $30,180 in principal amount and accrued interest on the unsecured convertible debentures was converted into Class A common shares of the Company;

c)	The outstanding Class A common shares (all series) and Class B common shares of the Company were converted into Subordinate Voting Shares on a 2.8-for-1 basis;

d)	The outstanding Class B preferred shares of NHC were converted into Subordinate Voting Shares on a 2.8-for-1 basis;

e)	The outstanding Class A common shares, Class B common shares, Class A preferred shares and Class D preferred shares of NHC held by the Company were cancelled without consideration;

(37)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

f)

The outstanding Class A preferred shares of the Company were converted into Class B preferred shares on a 1-for-1 basis. Certain shareholders then purchased all the Class B preferred shares. Subsequently, the Company redeemed the shares. The share capital of the Company was then amended pursuant to articles of amendment under the CBCA to remove the Class B preferred shares from the Company’s authorized share capital and redesignate the Class A preferred shares as the “preferred shares”; and

g)

The Subordinate Voting Shares held by certain shareholders were exchanged for an equal number of Multiple Voting Shares pursuant to share exchange agreements entered into between the Company and certain shareholders.

On December 11, 2019, the Company completed a $282,320 common equity financing and issued 67,233,795 Class A common shares and 1,457,358 Class B common shares at $4.11 per share. As part of this financing, 22,830,305 Class A common shares were issued in exchange for 89,239,939 Class B preferred shares and a portion of the financing proceeds was used to make an early repayment of debentures (note 14).

In August 2019, the Company issued 89,239,939 Class B preferred shares for $89,240 as part of the SafeCharge acquisition (note 4(b)). An amount of $8,000 of the Class B preferred shares issued were exchanged with preferred shares in a subsidiary of the Company.

On April 1, 2019, the Company purchased 5,148,590 Class A preferred shares held in a subsidiary of the Company for a value of $5,859 including interest. In addition, on the same day, the Company purchased 53,832,077 Class D preferred shares held in a subsidiary of the Company for a value of $53,832. These shares were purchased from shareholders and represent all the outstanding Class A and Class D preferred shares issued by a subsidiary of the Company. The purchase of the Class A and Class D preferred shares was satisfied by the repayment of advances to shareholders of $63,391 and cash of $2,299, net of an amount of $5,982 payable to shareholders.

(38)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Classification as equity and liabilities

The outstanding share capital of the Company, its subsidiary and related put options are classified as equity or liabilities as follows and changes to the Company’s share capital were as follows:

Classified as liabilities

	2020		2019
Type of share	Quantity	Value $	Quantity	Value $
Company’s share capital
Class A common shares, Series A
Balance – Beginning of year	14,175,549	58,262	14,175,549	23,815
Conversion into Subordinate Voting Shares	(14,175,549)	(131,691)	—	—
Changes in the redemption amount accounted as financing costs	—	73,429	—	34,447

Balance – End of year	—	—	14,175,549	58,262

Class B preferred shares
Balance – Beginning of year	—	—	—	—
Issuance of shares	—	—	89,239,939	89,240
Changes in the redemption amount accounted as financing costs	—	—	—	4,548
Exchanged for Class A common shares	—	—	(89,239,939)	(93,788)

Balance – End of year	—	—	—	—

Subsidiary’s share capital
Class A preferred shares
Balance – Beginning of year	—	—	5,148,590	5,859
Purchased by the parent company	—	—	(5,148,590)	(5,859)

Balance – End of year	—	—	—	—

Class B preferred shares
Balance – Beginning of year	32,000,000	39,967	40,000,000	45,218
Conversion into Subordinate Voting Shares	(32,000,000)	(42,976)	—	—
Purchased by the parent company	—	—	(8,000,000)	(9,506)
Changes in the redemption amount accounted as financing costs	—	3,009	—	4,255

Balance – End of year	—	—	32,000,000	39,967

Class D preferred shares
Balance – Beginning of year	—	—	53,832,077	53,832
Purchased by the parent company	—	—	(53,832,077)	(53,832)

Balance – End of year	—	—	—	—

Total	—	—	46,175,549	98,229

(39)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Classified as equity

	2020		2019
Type of share	Quantity	Value $	Quantity	Value $
Company’s share capital
Class A common shares, Series A
Balance – Beginning of year	68,032,894	103,271	56,702,197	56,702
Issuance of shares	—	—	11,330,697	46,569
Conversion into Subordinate Voting Shares	(68,032,894)	(103,271)	—	—

Balance, end of year	—	—	68,032,894	103,271

Class A common shares, Series B
Balance – Beginning of year	66,739,698	86,145	60,500,000	60,500
Issuance of shares	—	—	6,239,698	25,645
Conversion into Subordinate Voting Shares	(66,739,698)	(86,145)	—	—

Balance – End of year	—	—	66,739,698	86,145

Class A common shares, Series C
Balance – Beginning of year	56,259,910	72,618	51,000,000	51,000
Issuance of shares	—	—	5,259,910	21,618
Issuance of shares – Unsecured convertible debenture conversion	3,250,206	30,180	—	—
Conversion into Subordinate Voting Shares	(59,510,116)	(102,798)	—	—

Balance – End of year	—	—	56,259,910	72,618

Class A common shares, Series D
Balance – Beginning of year	44,403,491	182,498	—	—
Issuance of shares	—	—	44,403,491	182,498
Conversion into Subordinate Voting Shares	(44,403,491)	(182,498)	—	—

Balance – End of year	—	—	44,403,491	182,498

Class B common shares
Balance – Beginning of year	1,457,360	5,990	—	—
Issuance of shares	89,286	193	1,457,360	5,990
Conversion into Subordinate Voting Shares	(1,546,646)	(6,183)	—	—

Balance – End of year	—	—	1,457,360	5,990

Class A preferred shares
Balance – Beginning of year	1,000	1	1,000	1
Conversion into Class B preferred shares	(1,000)	(1)	—	—

Balance – End of year	—	—	1,000	1

Class B preferred shares
Balance – Beginning of year	—	—	—	—
Issuance of shares – Class A preferred shares conversion	1,000	1	—	—
Redemption of shares	(1,000)	(1)	—	—

Balance – End of year	—	—	—	—

Subordinate Voting Shares
Balance – Beginning of year	—	—	—	—
Issuance of shares
Conversion of Class A common shares, series A, B, C, and D	90,307,767	606,403	—	—
Conversion of Class B common and preferred shares and convertible debentures	11,980,945	49,159	—	—
Issuance of shares	760	4
Issuance under IPO	29,171,050	758,447	—	—
Issuance for Smart2Pay acquisition	6,711,923	254,738	—	—
Conversion into multiple voting shares	(92,247,808)	(486,062)	—	—
Issuance fees	—	(42,966)	—	—

Balance – End of year	45,924,637	1,139,723	—	—

(40)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

	2020		2019
Type of share	Quantity	Value $	Quantity	Value $
Multiple voting shares
Balance – Beginning of year	—	—	—	—
Issuance of shares	92,247,808	486,062	—	—

Balance – End of year	92,247,808	486,062	—	—

Total	138,172,445	1,625,785	236,894,353	450,523

18	Income taxes

Variations of income tax recovery from the basic Canadian federal and provincial combined tax rates applicable to income before income taxes are as follows:

	2020		2019
	$	%	$	%
Loss before income taxes	(100,583)		(74,164)
Statutory tax rates		26.50		26.50

Income taxes at statutory rate	(26,655)		(19,653)
Add (deduct) effect of
Permanent difference items	21,324		5,921
Rate differential	(3,773)		(1,679)
Prior year adjustments	2,148		(2,848)
Change in unrecognized deductible temporary differences	11,283		12,910
Other	(1,240)		650

Total tax expense (recovery)	3,087		(4,699)

The details of income tax expense (recovery) are as follows:

	2020 $	2019 $
Income tax expense (recovery)
Current	13,491	4,754
Deferred	(10,404)	(9,453)

	3,087	(4,699)

(41)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The components of current income tax expense (recovery) are as follows:

	2020 $	2019 $
Current income tax expense (recovery)
Current	13,732	4,754
Adjustment of prior year income tax recovery	(241)	—

	13,491	4,754

The components of deferred income tax expense (recovery) are as follows:

	2020 $	2019 $
Deferred income tax recovery
Origination and reversal of temporary differences	(25,281)	(9,453)
Change in unrecognized deductible temporary differences	14,877	—

	(10,404)	(9,453)

The details of changes of deferred income taxes are as follows for the year ended December 31, 2020:

	Balance as at December 31, 2019 $	Recognized in net loss $	Business combination and other $	Balance as at December 31, 2020 $
Net operating tax losses carried forward	2,009	277	—	2,286
Property and equipment	1,332	(2,105)	—	(773)
Intangible assets	(17,534)	10,132	(43,748)	(51,150)
Deferred costs	(408)	16	—	(392)
Accrued liabilities	2,834	(1,024)	—	1,810
Unrealized foreign exchange losses	(1,806)	1,806	—	—
Other	597	1,302	—	1,899

	(12,976)	10,404	(43,748)	(46,320)

(42)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The details of changes of deferred income taxes are as follows for the year ended December 31, 2019:

	Balance as at December 31, 2018 $	Recognized in net loss $	Business combination $	Balance as at December 31, 2019 $
Net operating tax losses carried forward	529	1,480	—	2,009
Property and equipment	(764)	2,096	—	1,332
Intangible assets	(11,868)	6,034	(11,700)	(17,534)
Deferred costs	(339)	(69)	—	(408)
Accrued liabilities	1,484	1,350	—	2,834
Unrealized foreign exchange losses	—	(1,806)	—	(1,806)
Other	229	368	—	597

	(10,729)	9,453	(11,700)	(12,976)

As at December 31, 2020, net deferred tax assets of $2,286 (2019 – $2,009) have been recognized on approximately $131,815 (2019 – $72,123) tax loss carry-forwards. These tax loss carry-forwards remain available for use until 2039.

The Company has not recognized deferred tax liabilities for the undistributed earnings of its subsidiaries in the current or prior years since the Company does not expect to sell or repatriate funds from those investments, in which case the undistributed earnings may become taxable. Upon distribution of these earnings in the form of dividends or otherwise, the Company may be subject to corporate and/or withholding taxes.

19	Contingencies

From time to time, the Company is involved in various litigation matters arising in the ordinary course of its business. Management does not expect that the resolution of those matters, either individually or in the aggregate, will have a material effect upon the Company’s consolidated financial statements.

20	Financial instruments

The Company’s main financial risk exposure is detailed as follows:

a)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company is therefore exposed to liquidity risk with respect to all of the financial liabilities recognized on the consolidated statements of financial position.

(43)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The Company manages its liquidity risk by monitoring its operating requirements. The Company prepares budget and cash forecasts to ensure it has sufficient funds to fulfill its obligations.

The following are the contractual maturities of financial liabilities, including estimated interest payments, as at December 31, 2020:

	Contractual cash flows
	Carrying amount $	Total $	Less than 1 year $	1 to 5 years $
Trade and other payables	58,709	58,709	58,709	—
Due to merchants	443,394	443,394	443,394	—
Credit facilities	206,481	260,552	10,069	250,483
Lease liabilities	8,772	8,772	2,384	6,388
Other liabilities	8,791	8,791	7,132	1,659

	726,147	780,218	521,688	258,530
Segregated funds	(443,394)	(443,394)	(443,394)	—

	282,753	336,824	78,294	258,530

As at December 31, 2020, the Company had $180,722 of cash and unused credit facilities of $69,900.

b)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. Credit risk arises principally from the Company’s cash, trade and other receivables, advances to third parties and processor deposits. The carrying amounts of these financial assets represent the maximum credit exposure.

Impairment losses on financial assets recognized in profit or loss were as follows:

	2020 $	2019 $
Balance – Beginning of year	2,602	2,945
Written off against reserve	(2,806)	(1,860)
Net remeasurement of loss allowance	836	1,517

Balance – End of year	632	2,602

The credit risk associated with cash and processor deposits is limited because they are maintained only with large financial institutions.

(44)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Trade receivables

The Company provides credit to its customers in the normal course of business. The Company evaluates the creditworthiness of the corresponding counterparties at least at the end of each reporting period and on a specific circumstance basis. The Company’s extension of credit to customers involves considerable judgment and is based on an evaluation of each customer’s financial condition and payment history. The Company has established various internal controls designed to mitigate credit risk, including credit limits and payment terms that are reviewed and approved by the Company.

The following table provides information regarding the exposure to credit risk and expected credit loss for trade receivables as at December 31, 2020:

	Weighted- average loss rate %	Gross carrying amount $	Loss allowance $
Current (not past due)	0.2	25,836	44
1-30 days past due	8.3	446	37
31-60 days past due	17.9	140	25
More than 60 days past due	60.7	867	526

		27,289	632

The following table provides information regarding the exposure to credit risk and expected credit loss for trade receivables as at December 31, 2019:

	Weighted- average loss rate %	Gross carrying amount $	Loss allowance $
Current (not past due)	0.3	28,050	82
1-30 days past due	16.8	750	126
31-60 days past due	52.9	242	128
More than 60 days past due	93.3	2,430	2,266

		31,472	2,602

The impaired trade receivables are mostly due from customers that are experiencing financial difficulties.

There is a significant concentration of credit risk as of December 31, 2020, with respect to the Company’s receivables from its main processors, which represented approximately 39% (2019 – 59%) of trade and other receivables.

Advances to third parties

The credit risk associated with the advances to third parties is limited because the advances are repaid by financial institutions when the Company becomes entitled to payment under the agreements.

(45)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

c)	Market risks

Market risk is the risk that the Company will incur losses arising from adverse changes in underlying market factors, including interest and foreign currency exchange rates.

i)	Foreign currency risk

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates. Foreign currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than the US dollar. Fluctuations related to foreign exchange rates could cause unforeseen fluctuations in the Company’s operating results.

Approximately 46% of the Company’s revenues and approximately 30% of its expenses are in currencies other than the US dollar. The Company does not enter into arrangements to hedge its foreign currency risk.

The following table provides an indication of the Company’s significant foreign exchange currency exposures as stated in US dollars at the following dates:

	CAD $	EUR $	GBP $	Other $	Total $
December 31, 2020
Cash	128	19,031	8,569	13,385	41,113
Trade and other receivables	7,645	5,317	1,222	3,509	17,693
Trade and other payables	(16,374)	(17,530)	(1,170)	(13,989)	(49,063)
Lease liabilities	—	(79)	(108)	(3,516)	(3,703)

Net financial position exposure	(8,601)	6,739	8,513	(611)	6,040

December 31, 2019
Net financial position exposure	(6,840)	2,940	4,907	239	1,246

A 10% strengthening of the above currencies against the US dollar would have affected the measurement of financial instruments denominated in these currencies and affected equity and net loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases.

(46)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

	CAD $	EUR $	GBP $	Other $	Total $
2020
Increase (decrease) on equity and net loss	(860)	674	851	(61)	604

2019
Increase (decrease) on equity and net loss	(684)	294	491	24	125

A 10.0% weakening of the foreign currencies against the US dollar would have an equal but opposite effect.

ii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market rates. The Company’s exposure to interest rate risk as at December 31, 2020 and 2019 is as follows:

Cash	Non-interest bearing
Segregated funds	Non-interest bearing
Trade and other receivables	Non-interest bearing
Advances to third parties	Note 9
Processor deposits	Variable interest rate
Other non-current assets	Non-interest bearing
Trade and other payables	Non-interest bearing
Due to merchants	Non-interest bearing
Loans and borrowings	Note 12
Other liabilities	Note 11
Unsecured convertible debentures due to shareholders	Note 14
Liability classified common and preferred shares	Note 17

The Company does not account for any fixed interest-rate financial assets or financial liabilities at FVTPL.

All other loans and borrowings bear interest at floating rates, and the Company is therefore exposed to the cash flow risk resulting from interest rate fluctuations.

Based on currently outstanding loans and borrowings at floating rates, an increase (decrease) of 100 basis points in interest rates at the reporting date would have resulted in a decrease (increase) of $2,119 in profit or loss in 2020 (2019 – $7,448). This analysis assumes that all other variables, in particular foreign currency exchange rates, remain constant.

(47)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

21	Determination of fair values

Certain of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes using the following methods.

Financial assets and financial liabilities

In establishing fair value, the Company uses a fair value hierarchy based on levels as defined below:

*	Level 1: defined as observable inputs such as quoted prices in active markets.

*	Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

*	Level 3: defined as inputs that are based on little or no observable market data, therefore requiring entities to develop their own assumptions.

The Company has determined that the carrying amounts of its current financial assets and financial liabilities approximate their fair value given their short-term nature.

The fair value of the variable interest rate non-current liabilities approximates the carrying amount as the liabilities bear interest at a rate that varies according to the market rate.

The fair value of fixed interest rate non-current unsecured convertible debentures due to shareholders approximate their carrying amounts at the reporting dates.

As at December 31, 2020 and 2019, financial instruments measured at fair value in the consolidated statements of financial position are as follows:

	Note		Fair value hierarchy	2020 $	2019 $
Advances to a third party independent sales organization	9		Level 3	46,680	51,175
LPP put option liability	11b	)	Level 3	1,036	1,453
Investments			Level 3	1,148	1,148
Investments			Level 1	1,093	954
LPP contingent consideration	11a	)	Level 3	—	6,000
Other contingent consideration	11b	)	Level 3	—	2,470

(48)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The following table presents the changes in level 3 items for the years ended December 31, 2020 and December 31, 2019:

	Advance to third party	LPP put option liability	Investments	LPP contingent consideration	Other contingent consideration
Balance at December 31, 2018	35,435	—	—	—	4,800
Acquisition	20,995	1,187	29,748	6,000	—
Disposals	—	—	(28,600)	—	—
Merchant residuals received, net of interest on advances to third parties	(6,483)	—	—	—	—
Fair value true-up	1,228	266	—	—	(2,330)

Balance at December 31, 2019	51,175	1,453	1,148	6,000	2,470

Acquisition	3,240	—	—	—	—
Payment	—	—	—	(6,000)	—
Merchant residuals received, net of interest on advances to third parties	(7,222	—	—	—	—
Fair value true-up	(513)	(417)	—	—	(2,470)

Balance at December 31, 2020	46,680	1,036	1,148	—	—

Below are the assumptions and valuation methods used in the level 3 fair value measurements:

*	the fair value assumptions and method used for the advances to a third party independent sales organization are disclosed in note 9;

*

the fair value assumptions for the LPP put option liability are determined using the Black-Scholes method; the main assumption is the fair value of the units in LPP, which has been determined to be $9,846 as at December 31, 2020;

*	the fair value of the investments is determined using the estimated selling price, which has been confirmed by subsequent sales to third parties for most of them; and

*

the fair values of the LPP and other contingent considerations are determined using the calculations in the agreements. The main assumption is the forecast of expected future cashflows. The LPP contingent consideration was fully paid as at March 31, 2020.

(49)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Varying the discount rate for advances to a third party independent sales organization to reflect a 2% increase would have the following effects on the carrying balance.

	December 31, 2020
	Increase $	Decrease $
Effect in change in assumption on
Advances to third party independent sales organization	(2,895)	3,225

	December 31, 2019
	Increase $	Decrease $
Effect in change in assumption on
Advances to third party independent sales organization	(1,355)	1,311

22	Net loss per share

Previous to the IPO, the Company had three categories of potential dilutive securities: convertible liability-classified shares, unsecured convertible debentures due to shareholders, and stock options. Since the IPO, only stock options and DSUs are considered to be potentially dilutive.

Diluted loss per share excludes all dilutive potential shares if their effect is anti-dilutive. As a result of net losses incurred for the years ended December 31, 2020 and 2019, the potential dilutive securities have been excluded from the calculation of diluted loss per share because including them would be anti-dilutive; therefore, basic and diluted number of shares used in the calculation is the same for those periods.

Stock options and DSUs could potentially dilute earnings per share in the future.

	2020 $	2019 $
Net loss attributable to common shareholders of the Company (basic and diluted)	(106,230)	(70,502)
Net loss per share attributable to common shareholders of the Company (basic and diluted)	(1.08)	(1.15)
Weighted average number of common shares outstanding (basic and diluted)*	98,681,060	61,483,675

*	The weighted average number of common shares outstanding previous to the IPO has been adjusted to take into consideration the Reorganization discussed in note 17.

(50)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

23	Operating segments

The Company has one reportable segment, the provision of technology solutions to merchants and partners in the North American and international payment processing markets.

Geographic information

The Company provides payment processing services in Canada, the United States of America, the European Union, the United Kingdom and the rest of the world.

In presenting the geographic information, revenue has been based on the geographic location of merchants and non-current assets were based on the geographic location of the assets.

	2020 $	2019 $
Non-current assets
Canada	1,107,229	1,120,264
United States	56,488	62,534
European Union	342,208	3,330
United Kingdom	284	439
Rest of the world	5,681	7,008

	1,511,890	1,193,575

Non-current assets exclude financial assets and deferred tax assets, when applicable.

	2020 $	2019 $
Revenue
Canada	27,617	29,887
United States	155,006	160,341
European Union	132,006	34,407
United Kingdom	32,826	9,663
Rest of the world	27,591	11,518

	375,046	245,816

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Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

24	Share-based payment arrangements

Stock-option plan (equity-settled)

In connection with the IPO, on September 22, 2020, the Board of Directors of the Company closed participation in its long-term incentive stock plan (the “Legacy Option Plan”) to directors, officers, employees, consultants and any members of the Company. In its place, a new long-term incentive (the “Omnibus Incentive Plan”) was authorized.

Legacy Option Plan

On September 21, 2017, the Board of Directors of the Company authorized the Legacy Option Plan which provides for the grant of stock options to directors, officers, employees, consultants and any members of the Company. All options are to be settled by the physical delivery of shares. The shares subject to the Legacy Option Plan shall be the Class B common shares of the Company. Under the Legacy Option Plan, the Company authorized for issuance the maximum of 11,704,100 stock options.

The options expire 10 years after the date of grant and are subject to possible earlier exercise and termination under certain circumstances. Under the Legacy Option Plan unless otherwise decided by the Board of Directors of the Company, options vest in equal instalments over five years and the expense is recognized following the accelerated method as each instalment is fair valued separately and recorded over the respective vesting periods.

i)	Final grant

On March 16, 2020, 1,000,000 stock options (357,143 post conversion) were granted. The weighted average grant date fair value of stock options granted was $1.55 ($4.34 post conversion). Fair value was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Share price	$6.15 ($17.22 post conversion)
Exercise price	$6.15 ($17.22 post conversion)
Risk-free interest rate	0.49%
Expected volatility	27.6%
Dividend yield	—
Expected term	5 years

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Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

ii)	IPO Conversion:

As part of the Reorganization described in note 17 to these consolidated financial statements, the Legacy Option Plan conditions were modified as follows:

•	all stock options granted prior to November 20, 2019 vested and became exercisable, at the option of the holder, on a net basis for Subordinate Voting Shares;

•	all stock options granted on or after November 20, 2019 continue to vest in accordance with their existing vesting schedules, and are exercisable for Subordinate Voting Shares;

•	no further awards will be made under the Legacy Option Plan;

•	the clawback provision was removed as it is no longer possible that such stock options will be fully clawed back; and

•

the number of shares and the exercise price underlying each outstanding stock option of the Company were adjusted, on a 2.8-to-1 basis. As such, upon completion of the Reorganization, there was 3,621,323 stock options to acquire Subordinate Voting Shares outstanding.

The Company entered into certain option agreements governed by the Legacy Option Plan. However, other than the characteristics described above, the options under these agreements include a clause by which the Company can claw back any of the instruments, in order to meet the maximum number of stock options authorized for issuance, in the event that the Company grants options to other employees. Because of the clawback provision, grant date for these options is not achieved until the provision is voided.

Prior to the IPO, the Company did not recognize any compensation expense for stock options with a clawback provision as it was expected that these options would be fully clawed back. At the IPO and after adjusting for the Reorganization, there were 205,666 stock options outstanding with a clawback provision which vested and became exercisable. In the year ended December 31, 2020, the Company recognized compensation expense of $4,587 as a result of these options becoming vested and the clawback provision being voided. Fair value was estimated using the Black-Scholes option pricing model with the following assumptions:

Share price	$26.00
Exercise price (weighted average)	$3.75
Risk-free interest rate	0.26%
Expected volatility	31.0%
Dividend yield	—
Expected term	5 years

The risk-free interest rate is based on the yield of a zero coupon US government security with a maturity equal to the expected life of the option from the date of the grant. The assumption of expected volatility is based on the average historical volatility of comparable companies for the period immediately preceding the option grant. The Company does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the option-pricing model.

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Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

Omnibus Incentive Plan

In connection with the IPO, the Company granted to certain executive officers and employees up to 3,000,000 options to acquire Subordinate Voting Shares having an exercise price equal to the IPO offering price of $26.00. These options will vest in successive annual periods over a period of five years after they are granted and will have a term of ten years. The Omnibus Incentive Plan permits the Board to make awards of options, Restricted Share Units, Performance Share Units and Deferred Share Units (DSU) to eligible participants.

The Company recognized compensation expense for Omnibus Incentive Plan stock options of $3,613 for the year ended December 31, 2020.

The weighted average grant date fair value of stock options granted during the year ended December 31, 2020 was $8.30. Fair value was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions, determined on the same basis as described above:

Share price	$28.71
Exercise price	$28.71
Risk-free interest rate	0.29%
Expected volatility	31.4%
Dividend yield	—
Expected term	5.2 years

The table below summarizes the changes in the outstanding stock options as adjusted for the Reorganization:

	2020		2019
	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Outstanding – Beginning of year	3,659,375	4.00	4,180,039	3.18
Clawed back by the Company	(357,143)	3.75	(796,935)	3.21
Forfeited	(94,836)	24.57	(587,535)	4.55
Granted	3,795,757	27.62	1,384,296	9.08
Exercised	(32,648)	4.70	(520,490)	11.51

Outstanding – End of year	6,970,505	14.59	3,659,375	4.00

Options exercisable – End of year	3,132,644	3.71	842,363	3.13

(54)

Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

The following table summarizes information about stock options outstanding and exercisable as at December 31, 2020 as adjusted for the Reorganization:

	Options outstanding		Options exercisable
Exercise price $	Number of options	Weighted average remaining contractual term (in years)	Number of options	Weighted average remaining term (in years)
2.80	1,535,416	7.14	1,535,416	7.14
3.42 – 4.00	1,036,323	7.72	1,036,323	7.72
4.70 – 6.30	419,644	8.07	419,644	8.07
11.51 – 17.22	628,966	9.03	141,261	8.66
26.00 – 47.21	3,350,156	9.75	—	—

	6,970,505	8.71	3,132,644	7.52

Of the options outstanding as at December 31, 2020, a total of 3,123,204 (2019 – 2,944,899) are held by key management personnel.

The table below summarizes the changes in the outstanding DSUs:

	2020
	Number of DSUs	Weighted average exercise price $
Outstanding – Beginning of year	—	—
Granted	3,076	26.00

Outstanding – End of year	3,076	26.00

Expense recognized in profit or loss

The Company recognized compensation expense for stock options granted to employees of $10,407 for the year ended December 31, 2020 (2019 – $994). This amount is included in selling, general and administrative in the consolidated statements of profit or loss and comprehensive loss.

As at December 31, 2020, the Company had $22,450 (2019 – $1,800) of unrecognized compensation expense related to unvested stock options that is expected to be recognized over a weighted-average period of 1.9 years (2019 – 1.9 years).

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Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

25	Related party transactions

Transactions with key management personnel

Key management personnel compensation comprises the following:

	2020 $	2019 $
Salaries and short-term employee benefits	4,369	3,764
Share-based payments	5,955	620

	10,324	4,384

Other related party transactions

			Transaction values		Balance outstanding December 31,
	Note		2020 $	2019 $	2020 $	2019 $
Expenses – Travel	(i	)	1,907	964	—	—
Unsecured convertible debentures due to shareholders	(ii	)	15,503	12,520	—	109,022

			17,410	13,484	—	109,022

i)	In the normal course of operations, the Company receives services from a company owned by a shareholder of the Company. The services received consist of travel services.

In August 2019, unsecured convertible debentures were issued by the Company to shareholders.

ii)

As part of the IPO in September 2020, an amount of $30,180 in principal amount and accrued interest on the unsecured convertible debentures was converted into Class A common shares of the Company, and the remaining balance was repaid with the cash proceeds of the IPO (see note 14).

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Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

26	Supplementary cash flow disclosure

	2020 $	2019 $
Changes in non-cash working capital items:
Trade and other receivables	(875)	(58)
Inventory	115	122
Prepaid expenses	(2,371)	(1,277)
Contract assets	(1,853)	(543)
Trade and other payables	21,004	568
Other current and non-current liabilities	(5,959)	3,855

	10,061	2,667

27	Capital disclosures

The Company’s objective in managing capital is to ensure sufficient liquidity to pursue its organic growth strategy and undertake selective acquisitions, while maintaining a strong credit profile and a capital structure that maintains total leverage ratio within the limits set in the Company’s credit facilities. The capital management objectives remain the same as the prior year.

The Company’s capital is composed of net debt and shareholders’ equity. Net debt consists of interest-bearing debt less cash. The Company’s use of capital is to finance working capital requirements, capital expenditures and business acquisitions. The Company funds those requirements out of its internally generated cash flows and funds drawn from its long-term credit facilities.

The primary measure used by the Company to monitor its financial leverage is its total leverage ratio, defined as the ratio of consolidated net debt outstanding to consolidated adjusted EBITDA, calculated in accordance with the terms of the agreement. Under its first lien credit facilities (note 12), the Company must maintain a total leverage ratio of less than or equal to 8.00 : 1.00. As at December 31, 2020, the Company was in compliance with this requirement.

In order to maintain or adjust its capital structure, the Company may issue or repay loans and borrowings, issue shares, repurchase shares or undertake other activities as deemed appropriate in specific circumstances.

The Company does not currently pay dividends. Currently, the Company’s general policy on dividends is to retain cash to finance future growth.

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Nuvei Corporation

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(in thousands of US dollars, except for share and per share amounts)

28	Subsequent events

On January 1, 2021, the Company acquired substantially all of the assets of Base Commerce LLC (“Base”), a technology-driven payment processing company specializing in bank card and Automated Clearing House payment processing solutions. The purchase price for this acquisition totalled $96,675, of which $89,674 was paid with cash held in escrow as at December 31, 2020, including an amount of $6,186 placed in escrow in connection with adjustments to the purchase price or indemnification per the purchase agreement. The remaining amount consists of a contingent consideration of $7,001 whose payment is contingent upon meeting certain performance metrics. The following table summarizes the preliminary amounts of assets acquired and liabilities assumed at the acquisition date:

Fair value $
Assets acquired
Cash	711
Segregated funds	133,354
Trade and other receivables	11,136
Property and equipment	1,335
Prepaid expenses	190
Intangible assets:
Technologies	8,643
Partner and merchant relationships	47,422
Goodwill	32,209

235,000
Liabilities assumed
Trade and other payables	(4,971)
Due to merchants	(133,354)

96,675

Total consideration
Cash paid	89,674
Contingent consideration	7,001

96,675

To finance the cash consideration noted above, as at December 31, 2020, the Company also increased its credit facility (see note 12) by amending its credit agreement to add a term loan of $100,000

Goodwill arising from this acquisition mainly consists of assembled workforce and expected synergies, which were not recorded separately since they did not meet the recognition criteria for identifiable intangible assets.

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